Exhibit (a)(1)(A)
NOTICE OF CHANGE IN CONTROL AND OFFER TO PURCHASE
INCO LIMITED
Offer to Purchase for Cash any and all of the Outstanding
Liquid Yield Option™ Notes due March 29, 2021
(CUSIP Nos. 453258 AL 9, 453258 AM 7)
and
Convertible Debentures due 2023
(CUSIP Nos. 453258 AS 4 and 453258 AT 2)
and
3 1/2% Subordinated Convertible Debentures due 2052
(CUSIP No. 453258 AR 6)
       Inco Limited (the “Company”), upon and subject to the terms and conditions of the applicable Indenture (as defined below), the applicable Securities (as defined below), this Notice of Change in Control and Offer to Purchase (as amended and supplemented from time to time, the “Offer to Purchase”), and in the related offer materials, hereby offers to purchase any and all of the following convertible debt securities of the Company (collectively, the “Securities”): Liquid Yield OptionTM Notes due March 29, 2021 (“LYONs”), Convertible Debentures due 2023 (“2023 Debentures”) and 3 1/2% Subordinated Convertible Debentures due 2052 (“2052 Debentures”). The purchase price for the LYONs will be $632.02, paid in cash, for each $1,000 amount payable at maturity of the LYONs, representing the issue price plus accrued and unpaid interest to January 5, 2007 (the “Purchase Date”). The purchase price for the 2023 Debentures will be $931.44, paid in cash, for each $1,000 amount payable at maturity of the 2023 Debentures, representing the issue price plus accrued interest (excluding cash interest) and accrued and unpaid cash interest to the Purchase Date. The purchase price for the 2052 Debentures will be $1,010.79, paid in cash, for each $1,000 principal amount of the 2052 Debentures, representing the principal amount plus accrued and unpaid interest to the Purchase Date (the purchase price applicable to any of the LYONs, 2023 Debentures or 2052 Debentures, the “Change in Control Purchase Price”). Holders should consider converting their Securities into common shares of the Company (the “Shares”) as each Change in Control Purchase Price is significantly less than the current value of the Shares into which the related Securities are convertible. Under the Indentures, the Company has the option to elect to deliver cash in lieu of Shares that may be issuable on the conversion of the Securities. All references to dollar amounts in this Offer to Purchase are to U.S. dollars.
      To exercise your option to have the Company purchase your Securities and receive the applicable Change in Control Purchase Price, you must validly tender the enclosed Purchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on Friday, January 5, 2007 (the “Purchase Date”) and not have withdrawn your Purchase Notice prior to 5:00 p.m., New York City time, on the Purchase Date.
      The Offer to Purchase is being made pursuant to obligations in the Indenture governing the LYONs dated as of March 29, 2001 between the Company and The Bank of New York, as trustee (the “LYONs Indenture”), the Indenture governing the 2023 Debentures, dated as of March 7, 2003 between the Company and The Bank of New York, as trustee, as supplemented by the First Supplemental Indenture dated as of March 7, 2003 (as so supplemented, the “2023 Indenture”), and the Indenture governing the 2052 Debentures dated as of March 7, 2003 between the Company and The Bank of New York, as trustee, as supplemented by the First Supplemental Indenture dated as of March 7, 2003 (as so supplemented, the “2052

Indenture”). The LYONs Indenture, the 2023 Indenture and the 2052 Indenture are individually sometimes referred to herein as an “Indenture” and collectively referred to herein as the “Indentures.”
      NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indentures that a “Change in Control” (as defined in the Indentures) occurred on October 24, 2006, as a result of the acquisition (the “Acquisition”) by CVRD Canada Inc. (“CVRD Canada”), an indirect wholly-owned subsidiary of Companhia Vale do Rio Doce (“CVRD”), of over 50% of the issued and outstanding Shares. On the Purchase Date, the Company will purchase all Securities properly tendered and not withdrawn as of 5:00 p.m., New York City time, on the Purchase Date, unless the offering period is extended. The offer to purchase the Securities on the terms set forth in this Offer to Purchase is referred to herein as the “Offer.”
      This Offer to Purchase constitutes the notice required by Section 1502 of the LYONs Indenture, Section 702 of the 2023 Indenture and Section 602 of the 2052 Indenture.
      HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY (“DTC”) NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.
The Paying Agent Is: The Bank of New York

By Regular, Registered or Certified Mail or	By Facsimile:
Overnight Courier:	(212)-298-1915
The Bank of New York	Attention: Mr. William Buckley
Corporate Trust Operations, Reorganization Unit
101 Barclay Street — 7 East	Confirm Receipt of Facsimile Only:
New York, NY 10286	Telephone: (212)-815-5788
Attention: Mr. William Buckley
The Date of This Offer to Purchase is November 13, 2006

TABLE OF CONTENTS

Summary Term Sheet			1
Important Information Concerning the Offer			5
1.	Information Concerning the Company		5
2.	Information Concerning the Securities		5
	2.1	The Company’s Obligation to Purchase the Securities	5
	2.2	Change in Control Purchase Price	6
	2.3	Conversion Rights of the Securities	6
	2.4	Market for the Securities	8
	2.5	Redemption	9
	2.6	Ranking	9
3.	Procedures to be Followed by Holders to Surrender Securities for Purchase		9
	3.1	Method of Delivery	10
	3.2	Purchase Notice	10
	3.3	Delivery of the Securities	10
4.	Right of Withdrawal		10
5.	Payment for Surrendered Securities		11
6.	Securities Acquired		11
7.	Plans or Proposals of the Company		11
8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Securities		12
9.	Purchase, Exchange or Redemption of Securities by the Company and its Affiliates		13
10.	Material Tax Considerations		13
11.	Additional Information		16
12.	No Solicitations		16
13.	Definitions		16
14.	Conflicts		16
Annex A. Information About the Directors and Executive Officers of the Company and Companhia Vale do Rio Doce
      No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and related Purchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase and related Purchase Notice do not constitute an offer to buy or the solicitation of an offer to sell Securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees is making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities for purchase. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

i

SUMMARY TERM SHEET
      The following are answers to some of the questions that you may have about the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully the remainder of this Offer to Purchase and the related Purchase Notice because the information in this summary is not complete and those documents contain additional important information. We have included page references to direct you to a more complete description of the topics in this summary.
      Who is offering to purchase my Securities?
      Inco Limited, a corporation existing under the laws of Canada. (Page 5)
      What securities are you seeking to purchase?
      We are offering to purchase any and all of our outstanding Securities validly surrendered, at the option of the holder thereof (the “Holder”). As of the close of business on November 9, 2006, there was $19,187,000 in aggregate amount payable at maturity of the LYONs outstanding, $4,699,000 in aggregate amount payable at maturity of 2023 Debentures outstanding and $44,326,000 in aggregate principal amount of 2052 Debentures outstanding. (Page 5)
      If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?
      Your conversion rights will not change as a result of your failure validly to deliver a Purchase Notice and surrender your Securities for purchase. The LYONs are convertible without any conditions. The 2023 Debentures and 2052 Debentures are conditionally convertible and, due to the satisfaction of a condition to conversion, are currently convertible until March 31, 2007. The Securities are currently convertible for Shares, although the Company has the right to deliver cash in lieu of any or all such Shares, in each case subject to the terms of the Indenture. However, the conversion rights of the Securities will be different following the expected transaction (the “Subsequent Transaction”) pursuant to which CVRD Canada, a wholly-owned subsidiary of CVRD, will acquire all of the remaining Shares it does not own. Holders of Securities will not receive Shares on conversion following the Subsequent Transaction. In addition, following delisting of the Shares from the New York Stock Exchange (the “NYSE”) and the Subsequent Transaction, the conditions to conversion of the 2023 Debentures and 2052 Debentures (which were designed for a public company) may be unlikely to be satisfied following March 31, 2007. (Page 6)
      On November 10, 2006, the last reported sales price of the Company’s Shares on the NYSE and the Toronto Stock Exchange (the “TSX”) was $75.57 per Share and CDN$85.50 per Share, respectively. The Company may, at its option and subject to the terms of the Securities and the Indentures, elect to deliver cash in lieu of any or all Shares if you convert your Securities. (Page 6)
      Non-Canadian Holders (defined below) are cautioned that there may be adverse Canadian tax consequences to a Non-Canadian Holder if the Securities become convertible into shares of a Canadian company that are not listed on a prescribed stock exchange (such as the NYSE or the TSX). In such circumstances, the Securities would constitute “taxable Canadian property” and a Non-Canadian Holder may be subject to Canadian tax and compliance obligations in respect of any gain realized on a disposition of taxable Canadian property, subject to relief under any applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident. Non-Canadian Holders are urged to consult their tax advisors. (Page 14)
      How much are you offering to pay and what is the form of payment?
      In accordance with the Indentures, we are offering to purchase, for 100% cash: (i) the LYONs at a purchase price of $632.02 per $1,000 amount payable at maturity, representing the issue price of the LYONs ($524.78 per $1,000 amount payable at maturity) plus accrued and unpaid interest to the Purchase Date, (ii) the 2023 Debentures at a purchase price of $931.44 per $1,000 amount payable at maturity, representing the issue price of the 2023 Debentures ($913.81 per $1,000 amount payable at maturity) plus accrued interest (excluding cash interest) and accrued and unpaid cash interest to the Purchase Date, and (iii) the 2052

Debentures at a purchase price of $1,010.79 per $1,000 principal amount, representing the principal amount plus accrued and unpaid interest to the Purchase Date. On the Purchase Date, we will purchase any Securities properly tendered and not withdrawn as of 5:00 p.m., New York City time, on the Purchase Date. (Page 5)
      Why is the Company making the Offer to Purchase?
      A “Change in Control” (as defined in the Indentures) occurred on October 24, 2006, when CVRD Canada acquired over 50% of the Shares of the Company. We are offering to purchase the Securities to satisfy our obligation under the Indentures to offer to purchase the Securities after a Change in Control. On November 6, 2006, CVRD announced that it beneficially owns approximately 87% of the Shares. On November 10, 2006, the Company announced that it had scheduled a special meeting of shareholders to be held on January 3, 2006, to consider an amalgamation transaction for the purpose of enabling CVRD to acquire all of the remaining Shares it does not already own. (Page 5)
      How can I determine the market value of the Securities?
      There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price of the Shares and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Offer. However, as described under “Conversion Rights of the Securities,” the Company intends to delist the Shares from the NYSE and the TSX, and such delisting and the Subsequent Transaction may have a negative impact on the market value of the Securities. The Company has already initiated the process of delisting the shares from the NYSE and expects such delisting to be effective as of November 17, 2006. As noted above, Non-Canadian Holders are cautioned that there may be adverse Canadian tax consequences to a Non-Canadian Holder if the Securities become convertible into shares of a Canadian company that are not listed on a prescribed stock exchange, such as the NYSE or the TSX. Holders should also consider converting their Securities into Shares prior to the Subsequent Transaction as the current value of the Shares into which each Security is convertible is significantly greater than the applicable Change in Control Purchase Price. The Company expects the Subsequent Transaction will be completed before the Purchase Date. (Page 8)
      When does the Offer expire?
      The Offer expires at 5:00 p.m., New York City time, on the Purchase Date. We do not expect to extend the period Holders have to accept the Offer unless required to do so by Canadian or U.S. federal securities laws. (Page 5)
      What are the conditions to the purchase by the Company of the Securities?
      The purchase by the Company of Securities as to which a Purchase Notice has been delivered and not properly withdrawn is not subject to any conditions other than such purchase being lawful. (Page 5)
      What does the board of directors of the Company think of the Offer?
      The Company’s board of directors has not made any recommendation as to whether you should surrender your Securities for purchase in the Offer. You must make your own decision whether to surrender your Securities for purchase in the Offer and, if so, the amount of Securities to surrender. (Page 6)
      How do I surrender my Securities?
      To surrender your Securities for purchase pursuant to the Offer, you must deliver the Purchase Notice and required documents to the Paying Agent prior to 5:00 p.m., New York City time, on the Purchase Date. (Page 9)
      HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY (“DTC”) NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

•	A Holder whose Securities are held in certificated form must properly complete and execute the Purchase Notice, and deliver such notice to the Paying Agent, with any other required documents, prior to 5:00 p.m., New York City time, on the Purchase Date. The Holder is required to deliver to the Paying Agent the certificate representing the Securities surrendered prior to receiving payment of the Purchase Price.

•	A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities on the Holder’s behalf.

•	Holders who are DTC participants should surrender their Securities electronically through DTC’s Automated Tenders over the Participant Terminal System (“PTS”), subject to the terms and procedures of that system, prior to 5:00 p.m., New York City time, on the Purchase Date. (Page 10)
      If I surrender my Securities, when will I receive payment for them?
      We will accept for payment all validly surrendered Securities promptly upon expiration of the Offer. We will forward to the Paying Agent the appropriate amount of cash required to pay the Change in Control Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to the Holders promptly following the later of the Purchase Date and the time of surrender of the Securities to the Paying Agent. (Page 11)
      Until what time can I withdraw previously surrendered Securities?
      You can withdraw Securities previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on the Purchase Date. (Page 10)
      How do I withdraw previously surrendered Securities?
      To withdraw previously surrendered Securities, you must deliver an executed written notice of withdrawal substantially in the form attached, or a facsimile of one, to the Paying Agent prior to 5:00 p.m., New York City time, on the Purchase Date. (Page 10)
      HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.
      Do I need to do anything if I do not wish to surrender my Securities for purchase?
      No.
      If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?
      No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase pursuant to the Offer, however, you must surrender your Securities in an integral multiple of $1,000 principal amount (in the case of the 2052 Debentures), or an integral multiple of $1,000 amount payable at maturity (in the case of the LYONs and the 2023 Debentures). (Page 5)
      If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Offer?
      The receipt of cash in exchange for Securities pursuant the Offer will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss or deduction. The receipt of cash by a U.S. resident in exchange for Securities pursuant to the Offer may have Canadian tax implications. You should consult with your own tax advisor regarding the actual tax consequences to you. (Page 13)
      Who is the Paying Agent?
      The Bank of New York, the trustee under the Indenture, is serving as Paying Agent in connection with the Offer. Its address and telephone number are set forth on the front cover page of this Offer to Purchase.

      Who can I contact if I have questions about the Offer?
      Questions regarding the Offer may be directed to Catherine O’May, Shareholder Services at the Company, at (416)-367-7511. Questions and requests for assistance in connection with the surrender of Securities for purchase in this Offer may be directed to Ms. Franca Ferrera at The Bank of New York at (212)-815-4779.

IMPORTANT INFORMATION CONCERNING THE OFFER
      1. Information Concerning the Company. Inco Limited, a corporation existing under the laws of Canada, is offering to purchase the LYONs, the 2023 Debentures and the 2052 Debentures. The Company maintains its registered and principal executive offices at 145 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 4B7, and its telephone number is 416-361-7511.
      2. Information Concerning the Securities.
      2.1 The Company’s Obligation to Purchase the Securities. This Offer to Purchase is being sent to you pursuant to the Indentures and constitutes the notice referenced in Section 1502 of the LYONs Indenture, Section 702 of the 2023 Indenture and Section 602 of the 2052 Indenture. The Indentures provide that following a “Change in Control” (as defined in the Indentures) the Company must provide notice of the Change in Control no later than 15 business days after such event, and must offer each Holder of the Securities the right to have all of its Securities, or any portion of the principal amount or amount payable at maturity, as applicable, thereof that is an integral multiple of $1,000, purchased at a price determined as set forth in the applicable Indenture. If the Paying Agent holds cash sufficient to pay the Change in Control Purchase Price on the business day following the Purchase Date, any Securities for which a Purchase Notice has been received will cease to be outstanding and interest on such Securities will cease to accrue, and will be deemed to be paid, whether or not the Securities are delivered to the Paying Agent.
      The Offer will expire at 5:00 p.m., New York City time, on the Purchase Date. We do not expect to extend the period Holders have to accept the Offer unless required to do so by the U.S. federal securities laws or Canadian securities laws.
      The purchase by the Company of Securities as to which a Purchase Notice has been delivered and not properly withdrawn is not subject to any conditions other than such purchase being lawful.
      2.2 Change in Control Purchase Price. Upon the terms and subject to the conditions set forth herein, the Company is offering to purchase, for 100% cash: (i) the LYONs at a purchase price of $632.02 per $1,000 amount payable at maturity, representing the issue price of the LYONs ($524.78 per $1,000 amount payable at maturity) plus accrued and unpaid interest to the Purchase Date, (ii) the 2023 Debentures at a purchase price of $931.44 per $1,000 amount payable at maturity, representing the issue price of the 2023 Debentures ($913.81 per $1,000 amount payable at maturity) plus accrued interest (excluding cash interest) and accrued and unpaid cash interest to the Purchase Date, and (iii) the 2052 Debentures at a purchase price of $1,010.79 per $1,000 principal amount, representing the principal amount plus accrued and unpaid interest to the Purchase Date. On the Purchase Date, we will purchase any Securities properly tendered and not withdrawn as of 5:00 p.m., New York City time, on the Purchase Date.
      Securities surrendered for purchase will be accepted only in amounts payable at maturity or principal amounts, as applicable, equal to $1,000 or integral multiples thereof, unless such Securities represent all of your holdings.
      The Change in Control Purchase Prices are based solely on the requirements of the Indentures and the Securities and bear no relationship to the market price of any Security or the Shares. Thus, a Change in Control Purchase Price may be significantly higher or lower than the market price of the corresponding Securities on the Purchase Date. As noted above, the Purchase Price currently is significantly less than the value of the Shares into which the Securities are currently convertible. Holders of Securities are urged to obtain the best available information as to potential current market prices of their Securities to the extent available, and the Company’s Shares before making a decision whether to surrender their Securities for purchase. As discussed in Section 2.3, below, the Company intends to delist the Shares from trading on the NYSE and the TSX and after delisting there may not be market prices for the Shares. The Company has already initiated the process of delisting the Shares from the NYSE and expects such delisting to be effective as of November 17, 2006. Non-Canadian Holders are cautioned that there may be adverse Canadian tax consequences to a Non-Canadian Holder if the Securities become convertible into shares of a Canadian company that are not listed on a prescribed stock exchange (such as the NYSE or the TSX).

      None of the Company or its board of directors or employees is making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Change in Control Purchase Offer Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder’s assessment of current market value of the Securities and the Company’s Shares and other relevant factors.
      2.3 Conversion Rights of the Securities. The LYONs may be converted at any time and from time to time at the option of the Holder thereof in accordance with and subject to the terms of the LYONs Indenture and the LYONs.
      The 2023 Debentures and 2052 Debentures may be converted prior to stated maturity only in the circumstances described below and in accordance with and subject to the terms of the 2023 Indenture and the 2052 Indenture, respectively. Your 2023 Debentures and 2052 Debentures are currently convertible, but may not be following March 31, 2007.
      A Holder may convert its 2023 Debentures or 2052 Debentures only under the following circumstances:

•	in a calendar quarter (and only during such calendar quarter) if, as of the last day of the immediately preceding calendar quarter, the closing sale price of the Shares for at least 20 “trading days” in the period of 30 consecutive trading days ending on the last trading day of such preceding quarter is more than 120% of the accreted conversion price per Share (in the case of the 2023 Debentures) or the conversion price per Share (in the case of the 2052 Debentures) on the last trading day of such preceding quarter; or

•	during the five business-day period following any ten consecutive trading-day period in which the trading price of the 2023 Debentures or 2052 Debentures, as the case may be, for each day of such period was less than 95% of the product of the closing sale price of the Shares multiplied by the conversion rate in effect for that period; or

•	if the 2023 Debentures or 2052 Debentures have been called for redemption; or

•	upon the occurrence of certain specified corporate events, including a distribution to all holders of the Company’s Shares of certain rights, assets or debt securities, or, in certain circumstances, if the Company is party to a consolidation, amalgamation, merger, statutory arrangement (involving a business combination) or sale of all or substantially all of its consolidated assets involving an entity that is not an affiliate of the Company.
      Holders who do not surrender their Securities for purchase pursuant to the Offer will maintain the right to convert their Securities into the consideration provided for in the applicable Indenture, subject to the terms, conditions and adjustments specified in the Indentures and the Securities, including, in the case of the 2023 Debentures and 2052 Debentures, the satisfaction of the conditions noted above.
      The conversion rates of the Securities as of November 10, 2006 are: 26.553 Shares per $1,000 amount payable at maturity for the LYONs; 31.9354 Shares per $1,000 amount payable at maturity of the 2023 Debentures and 38.4423 Shares per $1,000 principal amount of the 2052 Debentures. To convert Securities into Shares, a Holder must: (i) complete and manually sign the conversion notice in the form set forth in the LYONs Indenture, the 2023 Indenture or the 2052 Indenture, as applicable (or complete and manually sign a facsimile copy thereof), and deliver such notice to the conversion agent, (ii) surrender the Security to the conversion agent, (iii) if required by the conversion agent, furnish appropriate endorsements and transfer documents, and (iv) if required, pay all the transfer or similar taxes. The Company has the option to satisfy its obligation to deliver Shares on conversion by delivering cash in lieu of all or some of the Shares, subject to the terms of the Securities and the Indentures. The Paying Agent is the trustee and conversion agent for the Securities.
      Any Securities as to which a Purchase Notice has been given under this Offer may be converted in accordance with the terms of the applicable Indenture and the Securities only if the applicable Purchase Notice has been validly withdrawn in accordance with the terms of such Indenture, as described in Section 4 of this Offer. The Company has initiated the process of delisting the Shares from the NYSE and expects such delisting to be effective as of November 17, 2006. In addition, the Company intends to delist its Shares from the TSX as soon as it is in a position to do so. The Company has scheduled January 3, 2007, as the date for a special meeting of shareholders to consider the Subsequent Transaction. As a result of the Subsequent Transaction and other planned actions, the Company will ultimately cease to be a public company. The Company expects that delisting from the NYSE and the Subsequent Transaction will both be completed prior to the Purchase Date. Following delisting of the Shares from the NYSE and the Subsequent Transaction, the conditions to conversion of the 2023 Debentures and 2052 Debentures may be unlikely to be satisfied following March 31, 2007, because such conditions are generally designed for a public company. Each of the “trading price” and “market price” condition is dependent on there being “trading days” for the Company’s Shares, defined as days on which a U.S. national securities exchange is open (if the Shares are then listed on such exchange) or days on which trades may be made on any U.S. automated quotation system (if the Shares are then quoted on such system). As a result, following March 31, 2007, you may not be able to exercise your conversion privileges unless the Company undertakes certain corporate actions which satisfy the remaining conversion conditions, which it has no current intention of doing. Non-Canadian Holders are cautioned that there may be adverse Canadian tax consequences to a Non-Canadian Holder if the Securities become convertible into a share that is not listed on a prescribed stock exchange (such as the NYSE or the TSX).
      Each Indenture provides that in the event of a Reclassification, Reorganization or Sale (as each term is defined in each of the Indentures), the right to convert Securities into Shares of the Company shall be changed into a right to convert into, at the option of the Company, among other things, the kind and amount of securities, cash or other assets of the Company or another person which you would have received if you had converted your Securities immediately prior to such event, provided, that following such event, holders of 2023 Debentures and 2052 Debentures shall receive “prescribed securities” (as defined in the Income Tax Act (Canada)) if they choose to convert their 2023 Debentures or 2052 Debentures prior to March 7, 2008, unless the Company elects to deliver cash in lieu thereof.
      The terms of the 2023 Indenture and 2052 Indenture provide that the conversion rate for the 2023 Debentures and the 2052 Debentures will be adjusted so that the value of the prescribed securities into which the Securities are convertible immediately following a Reclassification, Reorganization or Sale is equivalent (as determined in good faith by the Board of Directors whose determination shall be conclusive and binding) to the value of the property a Holder would have been entitled to receive had the Holder converted such Securities into Shares immediately prior to such event.
      We anticipate that the Subsequent Transaction will constitute a “Reorganization.” Therefore, if you convert LYONs following the Subsequent Transaction, you will no longer have the right to convert the LYONs into Shares, but may instead be required to accept the consideration offered in the Subsequent Transaction. If you convert 2023 Debentures or 2052 Debentures following the Subsequent Transaction, you will no longer have the right to convert the 2023 Debentures or 2052 Debentures into Shares. For a conversion of 2023 Debentures or 2052 Debentures which is effective prior to March 7, 2008, you will receive prescribed securities, unless the Company elects to deliver cash in lieu thereof. While the features of the prescribed securities have not been finally determined, they will not be redeemable at the option of the Holder or the Company prior to March 7, 2008. The prescribed securities will not be registered under the U.S. Securities Act of 1933, as amended, and the Company does not expect any trading market to develop for them. For a conversion of 2023 Debentures or 2052 Debentures which is effective on or after March 7, 2008, you may receive the consideration offered in the Subsequent Transaction or another form of similar consideration. You will not receive Shares following the Subsequent Transaction. We currently expect the Subsequent Transaction to be completed prior to the Purchase Date.
      If the Company undertakes any further Reorganizations, Reclassifications or Sales following the Subsequent Transaction, the considerations above would generally apply to such further event and you may receive securities of, or consideration offered by, a further successor to the Company, if any, in such transaction.

      Non-Canadian Holders are cautioned that securities of a Canadian company that are not listed on a prescribed stock exchange (such as the NYSE or the TSX) will constitute “taxable Canadian property” to a Non-Canadian Holder and such Holders may be subject to Canadian tax, subject to relief under an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident; and compliance obligations (including notification and withholding provisions) in respect of any gain realized on a disposition of shares that constitute taxable Canadian property. Any dividend paid or credited or deemed to be paid or credited (for example, on a redemption or retraction of shares) to a Non-Canadian Holder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax convention between Canada and the country in which the non-Canadian Holder is resident. Non-Canadian Holders are urged to consult their tax advisors.
      2.4 Market for the Securities. There is no established reporting system or trading market for trading in the Securities. However, we believe the Securities currently are traded over the counter. We have been advised that there is no practical way to determine the trading history of the Securities. We believe that trading in the Securities has been limited and sporadic. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price of the Company’s Shares and the market for similar securities. Additionally, as noted above, the Company intends to delist its Shares from the NYSE and the TSX and following delisting there will be no established trading market for the Company’s Shares.
      The Company has already initiated the process of delisting the Shares from the NYSE and expects such delisting to be effective as of November 17, 2006.
      The following table sets forth, for the fiscal quarters indicated, the high and low per share sales prices of the Company’s Shares on the NYSE and the TSX, respectively, as compiled from published financial sources.
      Year Ending December 31, 2006

	NYSE		TSX

	High	Low	High		Low

4th Quarter (through November 10, 2006)	$76.86	$75.04	Cdn.$	87.00	Cdn.$	85.00
3rd Quarter	80.60	64.43		90.60		72.00
2nd Quarter	70.60	50.34		78.50		59.00
1st Quarter	52.24	42.65		59.94		49.39
      Year Ended December 31, 2005

	NYSE		TSX

	High	Low	High		Low

4th Quarter	$47.68	$39.43	Cdn.$	55.89	Cdn.$	46.65
3rd Quarter	47.77	37.46		55.56		45.53
2nd Quarter	41.94	33.25		51.88		42.26
1st Quarter	43.77	31.67		53.84		39.32
      Year Ended December 31, 2004

	NYSE		TSX

	High	Low	High		Low

4th Quarter	$40.65	$33.83	Cdn.$	51.10	Cdn.$	41.55
3rd Quarter	39.35	30.39		49.99		40.58
2nd Quarter	36.50	28.01		48.40		38.75
1st Quarter	42.09	31.54		54.10		42.30

      On November 10, 2006, the last reported sales price of the Company’s Shares on the NYSE was $75.57 per share. As of November 10, 2006, there were approximately 223 million Shares outstanding. CVRD owns approximately 87% of the Company’s outstanding Shares. We urge you to obtain current market information for the Securities, to the extent available, and the Company’s Shares before making any decision to surrender your Securities pursuant to the Offer.
      The Securities are held through The Depository Trust Company (“DTC”) and as of November 10, 2006, DTC was the sole record holder of the Securities.
      2.5 Redemption. The Securities which remain outstanding after consummation of this Offer will continue to be subject to the redemption provisions of the Indentures, which are briefly summarized below.

Redemption at the Option of the Company.
      The LYONs may be redeemed at the Company’s option at any time on or after March 29, 2007, at the redemption prices set forth in the LYONs Indenture, together with any accrued and unpaid cash interest to the redemption date.
      The 2023 Debentures may be redeemed at the Company’s option at any time on or after March 19, 2010, at the redemption prices set forth in the 2023 Indenture, together with any accrued and unpaid cash interest to the redemption date.
      The 2052 Debentures may be redeemed at the Company’s option at any time on or after March 19, 2008, if the closing sale price of the Shares for at least 20 consecutive trading days in a period of 30 consecutive trading days ending on the fifth business day preceding the date of the redemption notice exceeds 125% of the conversion price. In addition to the redemption prices set forth in the 2052 Indenture, the Company will pay any accrued and unpaid interest to the redemption date.
      Subject to the requirements of the applicable Indenture, the Company has the option to pay the redemption price for the Securities in cash or Shares or a combination of cash and Shares. Upon the occurrence of certain events, the number and class of Shares may be adjusted as provided in the Indentures.

Redemption at the Option of the Holder of the 2023 Debentures.
      On March 14 in each of 2010, 2014 and 2018, the Company will, at the option of a Holder of 2023 Debentures, be required to redeem, at the redemption prices set forth in the 2023 Indenture, plus accrued and unpaid interest to the date of redemption, any outstanding 2023 Debentures for which a written holder redemption notice has been properly delivered by the Holder to the trustee and not withdrawn, subject to certain additional conditions.
      2.6 Ranking. The LYONs and 2023 Debentures rank on parity in right of payment with all of the Company’s existing and future unsecured and unsubordinated indebtedness. The 2052 Debentures are, to the extent provided in the 2052 Indenture, subordinate in right of payment to the prior payment in full of all senior indebtedness of the Company, and the 2052 Debentures were issued subject to the provisions of the 2052 Indenture with respect thereto.
      3. Procedures to be Followed by Holders to Surrender Securities for Purchase. Holders will not be entitled to receive the Purchase Price for their Securities unless they validly deliver a Purchase Notice and related materials to the Paying Agent prior to 5:00 p.m., New York City time, on the Purchase Date and do not withdraw such Purchase Notice prior to 5:00 p.m., New York City time, on the Purchase Date. Additionally, Holders will not be eligible to receive the Purchase Price until they have surrendered their Securities to the Paying Agent. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities, however, if only some of their Securities are surrendered, they must be in an integral multiple of $1,000 amount payable at maturity (for the LYONs and the 2023 Debentures) or $1,000 principal amount (for the 2052 Debentures).

      If Holders do not deliver a valid Purchase Notice with respect to any of their Securities prior to 5:00 p.m., New York City time, on the Purchase Date, such Securities will remain outstanding subject to the existing terms of the applicable Indenture and Securities.
      3.1 Method of Delivery. The method of delivery of Securities, the related Purchase Notice and all other required documents, including delivery through DTC and acceptance through DTC’s Automatic Tenders over the Participant Terminal System (“PTS”), is at the election and risk of the person surrendering such Securities and delivering such Purchase Notice and, except as expressly otherwise provided in the Purchase Notice, delivery will be deemed made only when actually received by the Paying Agent. The date of any postmark or other indication of when Securities or the Purchase Notice was sent will not be taken into account in determining whether such materials were timely received. If such delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested, and that Holders mail the required documents sufficiently in advance of the Purchase Date to permit delivery to the Paying Agent prior to 5:00 p.m., New York City time, on the Purchase Date.
      3.2 Purchase Notice. Pursuant to the Indentures, the Purchase Notice must state:

•	the certificate number of the Securities which the Holder will deliver to be purchased;

•	the portion of the amount payable at maturity (for the LYONs and the 2023 Debentures) or the principal amount (for the 2052 Debentures) which the Holder will deliver to be purchased, which portion must be $1,000 or an integral multiple thereof; and

•	that such Securities shall be purchased as of the Purchase Date pursuant to this Offer to Purchase.
      3.3 Delivery of the Securities.
      Securities in Certificated Form. To receive the Purchase Price, Holders of Securities in certificated form must deliver to the Paying Agent the Securities to be surrendered for purchase and the accompanying Purchase Notice, or a copy thereof, prior to 5:00 p.m., New York City time, on the Purchase Date.
      Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities for purchase on the Holder’s behalf.
      Securities in Global Form. A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Securities by: delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Securities prior to 5:00 p.m., New York City time, on the Purchase Date; and electronically transmitting his or her acceptance through DTC’s PTS, subject to the terms and procedures of that system prior to 5:00 p.m., New York City time, on the Purchase Date. In surrendering through PTS, the electronic instructions sent to DTC by the Holder, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the Purchase Notice.
      Securities and the Purchase Notice must be delivered to the Paying Agent to collect payment. Delivery of documents to DTC or the Company does not constitute delivery to the Paying Agent.
HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.
      4. Right of Withdrawal. A Purchase Notice and Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Purchase Date. In order to withdraw a

Purchase Notice, Holders must deliver to the Paying Agent written notice, substantially in the form enclosed herewith, containing:

•	the amount payable at maturity (for the LYONs and the 2023 Debentures) or the principal amount (for the 2052 Debentures) of the Securities with respect to which such notice of withdrawal is being submitted,

•	the certificate number of the Securities being withdrawn in respect of which such notice of withdrawal is being submitted, and

•	the amount payable at maturity (for the LYONs and the 2023 Debentures) or the principal amount (for the 2052 Debentures), if any, of such Securities which remains subject to the original Purchase Notice and which has been or will be delivered for purchase by the Company.
      You may also withdraw your previously tendered Securities at any time after 12:00 midnight, New York City time, on January 8, 2007, unless such Securities have been accepted for payment as provided in the Offer.
      HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.
      5. Payment for Surrendered Securities. The Company will forward to the Paying Agent the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will distribute the cash to each Holder that has validly delivered its Purchase Notice and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on the Purchase Date, promptly following the later of the Purchase Date and the time of surrender of the Securities.
      If the Paying Agent holds cash sufficient to pay the Purchase Price of the Securities, for which a Purchase Notice has been received and not validly withdrawn, on the business day following the Purchase Date, then as of the close of business on the Purchase Date, such Securities will cease to be outstanding and interest on such Securities will cease to accrue, and be deemed to be paid, whether or not the Securities are delivered to the Paying Agent. Thereafter, all other rights of the Holder shall terminate, other than the right to receive the Purchase Price upon delivery of such Securities.
      Based on the Securities outstanding as of the close of business on November 9, 2006, the total amount of funds required by the Company to purchase all of the Securities in this Offer is approximately $61,307,680 (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, we intend to use our available cash to purchase the Securities.
      6. Securities Acquired. Any Securities purchased by the Company pursuant to the Offer will be cancelled by or at the direction of the trustee, pursuant to the terms of the applicable Indenture.
      7. Plans or Proposals of the Company. As a consequence of the Acquisition, the Company has become a subsidiary of CVRD. CVRD and the Company intend for the Company to cease to be a public company, including terminating the registration of its Shares under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) and suspending its obligation to file reports under Section 15(d) of the Exchange Act. The Company has initiated the process of withdrawing its shares from listing on the NYSE and from registration under Section 12(b) of the Exchange Act. The Company has also announced that it intends to delist its Shares from the TSX. In addition, on November 10, 2006, the Company announced that it had scheduled a special meeting of shareholders to be held on January 3, 2006, to consider an amalgamation transaction for the purpose of enabling CVRD to acquire all of the remaining Shares it does not already own. Because CVRD controls approximately 87% of the Company’s Shares (calculated on a fully-diluted basis), it owns sufficient Shares to effect a Subsequent Transaction, although it has reserved the right, in its sole discretion, not to complete any such transaction. In addition, the Company and CVRD reserve the right to enter into one or more further subsequent transactions following such transaction.

      Except for the intention to delist and deregister the Company’s Shares, to cease to be a reporting company under the Exchange Act and to consummate the Subsequent Transaction and any other subsequent transactions as described above, and subject to the uncertainties described below, neither the Company nor CVRD has as of the date of this Offer to Purchase any other plans which would be material to a Holder’s decision to surrender Securities for purchase in the Offer, which relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy or indebtedness or capitalization of the Company;

•	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•	any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.
      CVRD is in the process of beginning to conduct a detailed review of the Company and its assets, operations, management and personnel to determine how best to integrate the operations and management of the Company into the operations and management of CVRD. During this period, the Company’s and CVRD’s intentions with respect to the events and circumstances described above may change, including the intentions of the Company or CVRD with respect to any extraordinary transactions; purchases or sales of assets of the Company or any of its subsidiaries; changes in the dividend rate or policy or indebtedness or capitalization of the Company; changes in the board of directors or management of the Company; or changes in the charter and bylaws of the Company.
      8. Interests of Directors, Executive Officers and Affiliates of the Company in the Securities.
      Except as described below:

•	none of the Company, nor, to the knowledge of the Company, CVRD, nor any of their respective executive officers, directors, subsidiaries or other affiliates have any beneficial interest in the Securities;

•	to the knowledge of the Company, none of the officers or directors of the subsidiaries of the Company or CVRD have any beneficial interest in the Securities;

•	neither the Company nor, to the knowledge of the Company, CVRD will purchase any Securities from such persons; and

•	except for the Company’s conversion of validly surrendered Securities pursuant to the terms of the Indentures into Shares, at the conversion rates specified for the Securities in Section 2.3 hereof, or, if the Company so elected, the delivery of cash in lieu thereof calculated based on the average of the closing prices of the Shares on the NYSE on the five trading days following the Company’s election, to the knowledge of the Company, during the 60 days preceding the date of this Purchase Notice, none of such officers, directors or other affiliates has engaged in any transactions in the Securities.

      A list of the Company’s and CVRD’s directors and executive officers is attached to this Change in Control Purchase Notice as Annex A.
      Except as described above, neither the Company, CVRD, nor, to the Company’s knowledge, any of their respective affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company.
      9. Purchase, Exchange or Redemption of Securities by the Company and its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is subject to restrictions under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Offer until at least the tenth business day after the Purchase Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase, exchange or redeem the Securities will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Offer, the business and financial position of the Company and general economic and market conditions.
      10. Material Tax Considerations.
      The following discussion summarizes certain United States federal income tax considerations that may be relevant to you if you surrender your Securities for purchase in the Offer. This summary is based on the Internal Revenue Code of 1986, as amended, and the regulations, rulings and decisions thereunder, all of which are subject to change, possibly with retroactive effect.
      This summary does not describe all of the tax considerations that may be relevant to you. All holders are strongly encouraged to consult with their own tax advisor about the United States federal, state, local and other tax consequences of tendering your Securities in the Offer.

U.S. Holders
      This discussion deals only with U.S. holders who hold the Securities as capital assets, and does not apply if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns Securities that are a hedge or that are hedged against interest rate risks;

•	a person that owns Securities as part of a straddle or conversion transaction for tax purposes; or

•	a United States person whose functional currency for tax purposes is not the U.S. dollar.
      You will be a U.S. holder if you are a beneficial owner of the Securities for U.S. federal income tax purposes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
      If you are not a U.S. holder, this discussion does not apply to you.
      You will generally recognize gain or loss on the surrender of your Securities in the Offer equal to the difference between the amount you realize on the surrender and your tax basis in your Securities, except to the extent attributable to accrued but unpaid interest (which will instead be taxable as ordinary income). Your basis in your Securities will generally equal the price you paid for the Securities, adjusted, if applicable, in accordance with the rules governing original issue discount (in the case of LYONs and 2023 Debenture), market discount and bond premium. Please consult your tax advisor to determine your adjusted basis in your Securities. Capital gain of a noncorporate U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Backup Withholding and Information Reporting
      If you are a noncorporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to the payment of the proceeds from the surrender of your Securities in the Offer effected at a U.S. office of a broker.
      Additionally, backup withholding will apply to such payments if you are a noncorporate U.S. holder that: (i) fails to provide an accurate taxpayer identification number; (ii) is notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements.

Canadian Tax Considerations
      This discussion deals only with a Holder of Securities (a “Non-Canadian Holder”) who is surrendering its Securities for purchase in the Offer and which, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) holds the Securities as capital property; (3) deals at arm’s length with the Company and CVRD Canada; and (4) does not use or hold the Securities in a business carried on in Canada. Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer that carries on an insurance business in Canada and elsewhere. For greater certainty, this discussion does not apply to a Holder of Securities that is a resident of Canada for purposes of the Tax Act.
      The following discussion summarizes certain Canadian federal income tax considerations that may be relevant to a Non-Canadian Holder that surrenders Securities for purchase in the Offer. This summary is based on the current provisions of the Tax Act, and counsel’s understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not take into account or anticipate any changes in law or administrative or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein.
      This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations that may be relevant to you. All Holders are strongly encouraged to consult with their own tax advisor having regard to their own particular circumstances.

      The tax treatment of a disposition of Securities by a Non-Canadian Holder pursuant to the Offer following a Subsequent Transaction will depend upon the exact manner in which the Subsequent Transaction is carried out. Holders should consult their own tax advisors for advice with respect to the income tax consequences to them of disposing of their Securities following a Subsequent Transaction.
Canadian Non-Resident Withholding Tax
      No Canadian non-resident withholding tax will be payable by a Non-Canadian Holder on the proceeds (including amounts attributable to accrued but unpaid interest) received by such Non-Canadian Holder on the disposition of LYONs pursuant to the Offer.
      No Canadian non-resident withholding tax will be payable by a Non-Canadian Holder on the proceeds (including amounts attributable to accrued but unpaid interest) received by such Non-Canadian Holder on the disposition of 2023 Debentures or 2052 Debentures pursuant to the Offer, provided that, at no time prior to the disposition, were the 2023 Debentures and 2052 Debentures convertible into consideration other than “prescribed securities” for the purpose of the Tax Act.
      As of the date hereof, the 2023 Debentures and 2052 Debentures are convertible into only the Company’s Shares and the Company is of the view that the Company’s Shares qualify as “prescribed securities” for the purpose of the Tax Act. Whether the Company’s Shares qualify as “prescribed securities” for the purpose of the Tax Act at any particular time will depend on all relevant facts and circumstances prevailing at that time. Thus, the Company’s Shares may cease to qualify as “prescribed securities” for the purpose of the Tax Act following the date of this Offer and prior to the Purchase Date (regardless of whether the 2023 Debentures and 2052 Debentures subsequently become convertible into “prescribed securities” upon a Subsequent Transaction).
      If a Subsequent Transaction occurs prior to the Purchase Date, and involves a Reclassification, Reorganization or Sale (as defined in the relevant Indenture), that is completed in compliance with the terms of the Indentures, the 2023 Debentures and 2052 Debentures will cease to be convertible into the Company’s Shares and will be convertible into only “prescribed securities” for the purpose of the Tax Act prior to March 7, 2008.
Other Taxes on Income or Gains
      No other tax on income or gains will be payable by a Non-Canadian Holder on the proceeds received by such Non-Canadian Holder on the disposition of Securities pursuant to the Offer provided that the Securities do not constitute “taxable Canadian property” to the Non-Canadian Holder. The Securities will not constitute taxable Canadian property to a Non-Canadian Holder at the time of the disposition of the Securities pursuant to the Offer, provided that (1) the Securities are convertible into only the Company’s Shares and the Shares are listed on a prescribed stock exchange for purposes of the Tax Act (which includes the NYSE and the TSX) and (2) at no time during the five-year period immediately preceding the disposition, did the Non-Canadian Holder, persons with whom such Non-Canadian Holder did not deal at arm’s length, or the Non-Canadian Holder together with such persons, own 25% or more of the shares of any class or series of the capital stock of the Company.
      If, following a Subsequent Transaction, the Securities are convertible into shares of a Canadian corporation that are not listed on a prescribed stock exchange (such as the NYSE or the TSX), the Securities will constitute “taxable Canadian property”. A Non-Canadian Holder will be subject to tax under the Tax Act in respect of any gain realized on a disposition of taxable Canadian property, subject to any relief under an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident, and will be subject to Canadian tax compliance obligations in respect of such disposition. Holders are urged to consult their tax advisors.
      For greater certainty, this summary only addresses the Canadian federal income tax consequences of the disposition of Securities pursuant to the Offer and does not address the consequences of the holding, conversion or disposition of the Securities generally, or of the holding or disposition of the consideration into which the Securities are convertible. Holders are urged to consult their own tax advisors.
      11. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.
      The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.
      The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2005;

•	The Company’s Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	The Company’s Current Reports on Form 8-K dated September 5, October 20 and October 24, 2006;

•	The Company’s Report on Form 6-K filed October 27, 2006; and

•	All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Change in Control Purchase Notice and prior to 5:00 p.m., New York City time, on the Purchase Date.
      In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.
      12. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Offer.
      13. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indentures and the Securities.
      14. Conflicts. In the event of any conflict between this Offer to Purchase and the accompanying Purchase Notice on the one hand and the terms of the applicable Indenture or the applicable Securities or any applicable laws on the other hand, the terms of the applicable Indenture or the applicable Securities or applicable laws, as the case may be, will control.
      None of the Company or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Offer to Purchase. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value of the Securities and the Company’s Shares and other relevant factors.
INCO LIMITED
November 13, 2006

Annex A
Information About the Directors and Executive Officers of
the Company and Companhia Vale do Rio Doce
      The following table sets forth the names of each of the members of Inco Limited’s board of directors and each of Inco Limited’s executive officers.
      Except as noted in the next paragraph, the business address for each of the individuals listed below is: c/o Inco Ltd., 145 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 4B7.
      The business address of Roger Agnelli, José Auto Lancaster Oliveira, Murilo Pinto de Oliveira Ferreira, Fábio de Oliveira Barbosa, and Gabriel Stoliar is: c/o Companhia Vale do Rio Doce, Avenida Graça Aranha, No. 26, Rio de Janeiro, RJ, Brazil 20030-900.
Directors

Name	Title

Roger Agnelli	Chairman
Scott M. Hand	Director
José Auto Lancaster Oliveira	Director
Murilo Pinto de Oliveira Ferreira	Director
Fábio de Oliveira Barbosa	Director
Gabriel Stoliar	Director
Michael Phelps	Director
Mel Leiderman	Director
Stephen Wallenstein	Director
Stanley Greig	Director
Executive Officers

Name	Title

Scott M. Hand	President and Chief Executive Officer
Peter C. Jones	Chief Operating Officer
Mark Cutifani	President, North America and Europe
Peter J. Goudie	Executive Vice-President, Marketing
Ronald C. Aelick	President, Asia Pacific
Robert D.J. Davies	Executive Vice-President and Chief Financial Officer
Simon A. Fish	Executive Vice-President, General Counsel and Secretary
Stephanie E. Anderson	Vice President and Treasurer
Subhash Bhandari	Vice President and Chief Information Officer
Mark J. Daniel	Vice President, Human Resources
John B. Jones	Vice President, Business Development-Asia
Bruce R. Drysdale	Vice President, Government and Public Affairs
Gary G. D. Kaiway	Vice President, Taxation
William B. Kipkie	Vice President, Inco Special Products
Ronald A. Lehtovaara	Vice President and Comptroller
William A. Napier	Vice President, Environment and Health
S. Nicholas Sheard	Vice President, Exploration
Samantha Hogg	Vice President, Marketing

A-1

Name	Title

Anthony O. Filmer	Vice President, Research and Development
Philippus F. duToit	Managing Director, Voisey’s Bay Nickel Company Limited
Leonardo Moretzsohn de Andrade	Officer
Marco Aurelio Lopes Pires	Officer
      The following table sets forth the names of each of the members of Companhia Vale do Rio Doce’s board of directors and each of Companhia Vale do Rio Doce’s executive officers.
      The business address for each of the individuals listed below is c/o Companhia Vale do Rio Doce, Avenida Graça Aranha, No. 26, Rio de Janeiro, RJ, Brazil 20030-900.
Directors

Name	Title

Sérgio Ricardo Silva Rosa	Chairman
Julio Sergio Gomes de Almeida	Director
Oscar Augusto de Camargo Filho	Director
Renato da Cruz Gomes	Director
Mário da Silveira Teixeira Júnior	Director
Arlindo Magno de Oliveira	Director
Jorge Luiz Pacheco	Director
Erik Persson	Director
Eduardo Fernando Jardim Pinto	Director
Francisco Augusto da Costa e Silva	Director
Hiroshi Tada	Director
Executive Officers

Name	Title

Roger Agnelli	Chief Executive Officer and President
Fabio de Oliveira Barbosa	Chief Financial Officer
José Carlos Martins	Executive Officer of Ferrous Minerals Division
Murilo Ferreira	Executive Officer of Holdings, Energy and Business Development
José Lancaster	Executive Officer of Non-Ferrous Division
Carla Grasso	Executive Officer of Human Resources and Corporate Services
Tito Botelho Martins	Executive Officer of Corporate Affairs
Gabriel Stoliar	Chief Planning and Control Officer

A-2